The Simply Good Foods Company Reports Fiscal First Quarter
2020 Financial Results; Updates Full Fiscal Year 2020 Outlook

Denver, CO, January 9, 2020 - The Simply Good Foods Company (Nasdaq:SMPL) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the thirteen week period ended November 30, 2019. The company completed the acquisition of Quest Nutrition, LLC (“Quest”) on November 7, 2019. The Company’s first quarter results include the effect of 24 days of Quest results. Additionally, note that the Company’s reference to “legacy Atkins” in this press release encompasses Simply Goods Foods’ business excluding Quest.

“Simply Good Foods, first quarter results represent a good start to fiscal 2020 as we build on our strong 2019 performance,” said Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “Our legacy Atkins sales and profit growth were in line with our expectations and positions us nicely to deliver on our financial commitments. We are particularly pleased with our Atkins® brand retail takeaway performance for the thirteen weeks ended December 1, 2019, which increased 10.7% in the U.S. measured channels despite a very difficult comparison in the same period a year ago. In addition to our legacy Atkins growth, Quest contributed to the increased sales and earnings and is a valuable addition to our nutritional snacking portfolio.”

"The Quest acquisition is an exciting milestone for Simply Good Foods and strengthens our leadership within the nutritional snacking category. Quest gives us valuable customer and supplier scale while also providing us with a unique brand promise and consumer target. Our branded portfolio capitalizes on the growing consumer mega-trends that include growing snacking incidence and consumer desire for health and wellness, convenience and meal replacement products. We will continue to invest in our brands and are confident in our short and long term plans to drive growth through superior brand marketing and programs, expanded distribution and new products. We remain confident in our business growth opportunities moving forward and our ability to execute against our strategic initiatives to create value for our stockholders.”

First Quarter 2019 Financial Highlights vs. First Quarter 2018

•	Net sales increased 25.8%, or $31.2 million, to $152.2 million

•	Gross profit margin of 40.9%, a decrease of 200 basis points

◦	Includes a non-cash $2.4 million inventory purchase accounting step-up adjustment related to the Quest acquisition

•	Income tax benefit was $1.7 million versus expense of $4.6 million

•	Net loss of $4.8 million vs. Net income of $15.3 million

•	Adjusted EBITDA(1) increased 19.1% to $31.8 million

•	Earnings (loss) per diluted share (“EPS”), $(0.05), a decrease of $0.23 per fully diluted share

•	Adjusted Diluted EPS (1) of $0.22, the same as the year ago period

Net sales increased $31.2 million, or 25.8%, to $152.2 million, and Quest was approximately a 14.1% benefit to net sales growth. Legacy Atkins net sales increased 11.7%, driven by volume growth, which was partially offset, as expected, by slightly higher trade promotions.

Gross profit was $62.2 million for the first quarter of 2020, an increase of $10.3 million or 19.8%. The increase in gross profit was driven by legacy Atkins sales growth and Quest, partially offset by a non-cash $2.4 million inventory purchase accounting step-up adjustment related to the Quest acquisition. As a result, gross margin was 40.9%, a 200 basis point decline versus last year. The non-cash inventory purchase accounting step-up adversely affected gross margin by 160 basis points. Quest’s lower gross margin and the previously mentioned increased trade promotions were a 40 basis point headwind.

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(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliation of this non-GAAP financial measure.
(2) Adjusted Diluted Earnings Per Share is a non-GAAP financial measure. The Company excludes acquisition related costs, such as business transaction costs, integration expense and depreciation and amortization expense in calculating Adjusted Diluted Earnings Per Share. Please refer to “Reconciliation of Adjusted Diluted Earnings Per Share” in this press release for an explanation and reconciliation of this non-GAAP financial measure.

In the first quarter of 2020 the Company reported a net loss of $4.8 million, compared to net income of $15.3 million for the comparable period of 2019, primarily due to costs related to the Quest acquisition. Specifically, the increase in gross profit was primarily offset by:

•	a 20.3% increase in selling and marketing expenses due to the inclusion of Quest, and the timing of greater legacy Atkins advertising expense discussed last quarter;

•	a 51.2% increase in general and administrative expenses as a result of:

◦	the inclusion of Quest;

◦	the timing of higher legacy Atkins incentive compensation discussed last quarter; and

◦	integration expenses of $1.4 million;

•	Business transaction costs of $26.2 million; and

•	Higher net interest income and expense of about $1.1 million due to an increase in the principal amount of the Company’s term loan related to the financing for the Quest acquisition.

Adjusted EBITDA1, a non-GAAP financial measure used by the Company that makes certain adjustments to net (loss) income calculated under GAAP, increased 19.1% to $31.8 million.

Adjusted Diluted Earnings Per Share2, a non-GAAP financial measure used by the Company that makes certain adjustments to diluted earnings per share calculated under GAAP, was $0.22, the same as the year ago period.

Balance Sheet and Cash Flow

On October 7, 2019, the Company sold about 13.4 million shares of common stock at a net price per share of $26.16 to fund in part the Quest acquisition. Therefore, at the end of the fiscal first quarter weighted average total diluted shares outstanding were approximately 89.7 million versus approximately 82.8 million in the year ago period.

As of November 30, 2019, the Company had cash and cash equivalents of $72.7 million, and $655.5 million in outstanding principal under its term loan. The interest rate on the term loan is LIBOR3 plus 375 basis points. The Company expects to pay down a portion of the $655.5 million term loan during fiscal 2020 and is targeting a trailing twelve month Net Debt to Adjusted EBITDA ratio of less than 3.75x by fiscal year-end August 2020.

Outlook

“We are pleased with our start to the year and the progress we are making against our strategic initiatives that build on our existing capabilities and strengthen our brands. Of course, one of our key goals in 2020 is the integration of Quest. I'm pleased to report that this work is well underway and progressing as planned. Collaboration of both leadership teams is excellent and gives us confidence that we will deliver on our integration plans. We have good marketplace momentum across the business and are confident in achieving our fiscal 2020 financial commitments,” Scalzo concluded.

For the full year fiscal 2020, the Company updated its outlook for the acquisition of Quest and anticipates full-year net sales of $850-870 million and Adjusted EBITDA1,4 of $154-158 million. The outlook for legacy Atkins net sales and Adjusted EBITDA1,4 growth remains unchanged from guidance provided on October 29, 2019. Recall, the Company expects legacy Atkins net sales growth for the fifty-two weeks ended August 29, 2020, to be at the high end of its long-term net sales growth target of 4% to 6% versus the fifty-three weeks ended August 31, 2019. Legacy Atkins Adjusted EBITDA1,4 is expect to grow at a somewhat higher rate than its expectation for net sales. Additionally, the Company estimates that the extra week included in fiscal year 2019 is a headwind to year-over-year comparisons of reported legacy Atkins net sales growth in fiscal 2020 of about 2%.

The Company anticipates 2020 Adjusted Diluted Earnings Per Share2,4 to be in the range of $0.90 to $0.95. This is an increase of 17% to 23% versus Adjusted Diluted Earnings Per Share1 of $0.77 in 2019.

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(3) London Interbank Offered Rate
(4) The Company does not provide a forward-looking reconciliation of Adjusted Diluted Earnings Per Share to Earnings Per Share or Adjusted EBITDA to Net Income, the most directly comparable GAAP financial measures, expected for 2020, because we are unable to provide such a reconciliation without unreasonable effort due to the unavailability of reliable estimates for certain components of the respective reconciliations, including the timing of and amount of integration costs associated with the Quest acquisition, and the inherent difficulty of predicting what the changes in these components will be throughout the fiscal year. As these items may vary greatly between periods, we are unable to address the probable significance of the unavailable information, which could significantly affect our future financial results.

Conference Call and Webcast Information

The Company will host a conference call with members of the executive management team to discuss these results today, Thursday, January 9, 2020 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S. and International callers can dial 201-689-8263.

In addition, the call and accompanying presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com.A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, January 22, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13697497.

About The Simply Good Foods Company

The Simply Good Foods Company (Nasdaq: SMPL), headquartered in Denver, Colorado, is a highly-focused food company with a product portfolio consisting primarily of nutrition bars, ready-to-drink shakes, sweet and salty snacks and confectionery products marketed under the Atkins®, Quest®, SimplyProtein® and Atkins Endulge® brand names. Simply Good Foods is poised to expand its wellness platform through innovation and organic growth along with investment opportunities in the snacking space and broader food category. Simply Good Foods aims to lead the nutritious snacking movement with trusted brands that offer a variety of convenient, innovative, great-tasting, better-for-you snacks and meal replacements. For more information, please http://www.thesimplygoodfoodscompany.com.

Forward Looking Statements

Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “expect”, “intends” or other similar words, phrases or expressions. These forward-looking statements include statements regarding the integration of Quest, future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future capital structure, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. These risks and uncertainties include, but are not limited to achieving the anticipated benefits of the Quest acquisition; difficulties and delays in achieving the synergies and cost savings in connection with the Quest acquisition; changes in the business environment in which the Company operates including general financial, economic, capital market, regulatory and political conditions affecting the Company and the industry in which the Company operates; changes in consumer preferences and purchasing habits; the Company’s ability to maintain adequate product inventory levels to timely supply customer orders; the impact of the Tax Act on the Company's business; changes in taxes, tariffs, duties, governmental laws and regulations; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of the Company’s or Quest’s management team; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Investor Contact

Mark Pogharian
Vice President, Investor Relations, Treasury and Business Development
The Simply Good Foods Company
717-307-8197
mpogharian@thesimplygoodfoodscompany.com

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands, except share data)

	November 30, 2019	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$72,711	$266,341
Accounts receivable, net	69,593	44,240
Inventories	90,378	38,085
Prepaid expenses	7,570	2,882
Other current assets	12,388	6,059
Total current assets	252,640	357,607

Long-term assets:
Property and equipment, net	13,080	2,456
Intangible assets, net	1,153,157	306,139
Goodwill	567,464	471,427
Other long-term assets	29,720	4,021
Total assets	$2,016,061	$1,141,650

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$34,413	$15,730
Accrued interest	3,229	1,693
Accrued expenses and other current liabilities	51,798	29,933
Current maturities of long-term debt	5,291	676
Total current liabilities	94,731	48,032

Long-term liabilities:
Long-term debt, less current maturities	638,034	190,259
Deferred income taxes	77,512	65,383
Other long-term liabilities	22,103	532
Total liabilities	832,380	304,206
See commitments and contingencies (Note 10)

Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 95,416,772 and 81,973,284 issued at November 30, 2019 and August 31, 2019, respectively	954	820
Treasury stock, 98,234 and 98,234 shares at cost at November 30, 2019 and August 31, 2019, respectively	(2,145)	(2,145)
Additional paid-in-capital	1,084,671	733,775
Retained earnings	101,037	105,830
Accumulated other comprehensive loss	(836)	(836)
Total stockholders’ equity	1,183,681	837,444
Total liabilities and stockholders’ equity	$2,016,061	$1,141,650

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited, dollars in thousands, except share data)

	Thirteen Weeks Ended
	November 30, 2019	November 24, 2018
Net sales	$152,153	$120,931
Cost of goods sold	89,947	69,011
Gross profit	62,206	51,920

Operating expenses:
Selling and marketing	18,434	15,319
General and administrative	18,145	11,998
Depreciation and amortization	2,453	1,849
Business transaction costs	26,159	1,039
Loss in fair value change of contingent consideration - TRA liability	—	533
Total operating expenses	65,191	30,738

Income (loss) from operations	(2,985)	21,182

Other (expense) income:
Interest income	1,379	781
Interest expense	(4,969)	(3,261)
Gain on settlement of TRA liability	—	1,534
Gain (loss) on foreign currency transactions	16	(398)
Other income	37	44
Total other expense	(3,537)	(1,300)

(Loss) income before income taxes	(6,522)	19,882
Income tax (benefit) expense	(1,729)	4,625
Net (loss) income	$(4,793)	$15,257

Other comprehensive (loss) income:
Foreign currency translation adjustments	—	142
Comprehensive (loss) income	$(4,793)	$15,399

Earnings per share from net (loss) income:
Basic	$(0.05)	$0.20
Diluted	$(0.05)	$0.18
Weighted average shares outstanding:
Basic	89,708,633	77,290,307
Diluted	89,708,633	82,774,761

The Simply Good Foods Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in thousands)

	Thirteen Weeks Ended
	November 30, 2019	November 24, 2018
Operating activities
Net (loss) income	$(4,793)	$15,257
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	2,525	1,886
Amortization of deferred financing costs and debt discount	455	334
Stock compensation expense	1,673	1,061
Loss on fair value change of contingent consideration - TRA liability	—	533
Gain on settlement of TRA liability	—	(1,534)
Unrealized (gain) loss on foreign currency transactions	(16)	398
Deferred income taxes	(1,853)	4,465
Amortization of operating lease right-of-use asset	626	—
Other	566	—
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	4,304	(592)
Inventories	(9,740)	(8,112)
Prepaid expenses	(3,513)	(2,042)
Other current assets	(1,416)	(2,567)
Accounts payable	(6,533)	5,777
Accrued interest	1,536	(36)
Accrued expenses and other current liabilities	8,556	(1,885)
Other assets and liabilities	(305)	5
Net cash (used in) provided by operating activities	(7,928)	12,948

Investing activities
Purchases of property and equipment	(280)	(494)
Issuance of note receivable	(1,250)	—
Acquisition of business, net of cash acquired	(984,201)	—
Net cash (used in) investing activities	(985,731)	(494)

Financing activities
Proceeds from option exercises	208	53
Tax payments related to issuance of restricted stock units	(70)	—
Payments on finance lease obligations	(78)	—
Cash received from warrant exercises	—	113,464
Settlement of TRA liability	—	(26,468)
Principal payments of long-term debt	(1,000)	(500)
Proceeds from issuance of common stock	352,542	—
Equity issuance costs	(3,323)	—
Proceeds from issuance of long term debt	460,000	—
Deferred financing costs	(8,208)	—
Net cash provided by financing activities	800,071	86,549

Cash and cash equivalents
Net increase (decrease) in cash	(193,588)	99,003
Effect of exchange rate on cash	(42)	(213)
Cash at beginning of period	266,341	111,971
Cash and cash equivalents at end of period	$72,711	$210,761

Reconciliation of Adjusted EBITDA

Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net (loss) income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net (loss) income before interest income, interest expense, income tax expense (benefit), depreciation and amortization with further adjustments to exclude the following items: business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, loss in fair value change of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA, when used in conjunction with net (loss) income, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net (loss) income, for the thirteen weeks November 30, 2019 and November 24, 2018:

Adjusted EBITDA Reconciliation: (in thousands)	Thirteen Weeks Ended
	November 30, 2019	November 24, 2018
Net (loss) income	$(4,793)	$15,257
Interest income	(1,379)	(781)
Interest expense	4,969	3,261
Income tax (benefit) expense	(1,729)	4,625
Depreciation and amortization	2,525	1,886
EBITDA	(407)	24,248
Business transaction costs	26,159	1,039
Stock-based compensation expense	1,673	1,061
Inventory step-up	2,437	—
Integration of Quest	1,438	—
Non-core legal costs	479	942
Loss in fair value change of contingent consideration - TRA liability	—	533
Gain on settlement of TRA liability	—	(1,534)
Other (1)	16	411
Adjusted EBITDA	$31,795	$26,700
(1) Other items consist principally of exchange impact of foreign currency transactions, frozen licensing media and other expenses.

Reconciliation of Adjusted Diluted Earnings Per Share

Adjusted Diluted Earnings per Share. Adjusted Diluted Earnings per Share is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to diluted earnings per share as an indicator of operating performance. Simply Good Foods defines Adjusted Diluted Earnings Per Share as diluted earnings (loss) per share before depreciation and amortization, business transaction costs, stock-based compensation expense, inventory step-up, integration costs, non-core legal costs, change in fair value of contingent consideration - TRA liability, gain on settlement of TRA liability and other non-core expenses, on a theoretical tax effected basis of such adjustments at an assumed statutory rate. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted Diluted Earnings per Share, when used in conjunction with diluted earnings per share, are appropriate to provide additional information to investors, reflects more accurately operating results of the on-going operations, enhances the overall understanding of past financial performance and future prospects and allows for greater transparency with respect to the key metrics the Company uses in its financial and operational decision making. The Company also believes that Adjusted Diluted Earnings per Share is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Adjusted Diluted Earnings per Share may not be comparable to other similarly titled captions of other companies due to differences in the non-GAAP calculation.

The following unaudited tables below provide a reconciliation of Adjusted Diluted Earnings Per Share to its most directly comparable GAAP measure, which is diluted earnings per share, for the thirteen weeks ended November 30, 2019 and November 24, 2018, and fifty three weeks ended August 31, 2019:

	Thirteen Weeks Ended		53-Weeks Ended
	November 30, 2019	November 24, 2018	August 31, 2019
Diluted earnings (loss) per share	$(0.05)	$0.18	$0.56

Depreciation and amortization	0.02	0.02	0.07
Business transaction costs	0.22	0.01	0.06
Stock-based compensation expense	0.01	0.01	0.05
Inventory step-up	0.02	—	—
Integration of Quest	0.01	—	—
Non-core legal costs	—	0.01	0.04
Loss (gain) in fair value change of contingent consideration - TRA liability	—	—	—
Gain on settlement of TRA liability	—	(0.01)	(0.01)
Other (1)	—	—	—
Net loss impact on diluted earnings per share	(0.01)	—
Adjusted diluted earnings per share	$0.22	$0.22	$0.77
(1) Other items consist principally of exchange impact of foreign currency transactions, frozen licensing media, restructuring and other expenses.